Exhibit 99.1

NEWS RELEASE

100 Bayview Circle, Suite 6000

Newport Beach, CA 92660-8915

(949) 255-8700

Contact:	Bernard J. Pitz Chief Financial Officer Phone: (949) 255-8700

SYBRON DENTAL SPECIALTIES, INC. REPORTS 17.0% INCREASE

IN NET SALES FOR FOURTH QUARTER OF FISCAL 2005

NEWPORT BEACH, CA (December 12, 2005): Sybron Dental Specialties, Inc. (NYSE: SYD), a leading manufacturer of a broad range of value-added products for the dental profession, including the specialty markets of orthodontics, endodontics and implantology, announced today its financial results for its fourth fiscal quarter and fiscal year ended September 30, 2005.

FOURTH QUARTER RESULTS

Net sales for the fourth quarter of fiscal 2005 totaled $170.4 million, an increase of 17.0% over the $145.7 million in net sales in the corresponding prior year period. Sybron’s internal net sales, which exclude currency fluctuations and include only the organic growth of acquisitions made in the past twelve months, grew 11.8% in the fourth quarter over the same period of the prior year. The internal net sales growth rate of the Company’s consumable products was 11.7%. The sales of these products accounted for approximately 97% of the Company’s total net sales in the quarter.

Net income for the fourth quarter of fiscal 2005 was $21.5 million, an increase of 33.5% over net income of $16.1 million in the same period of the prior year. Fully diluted earnings per share were $0.52 in the fourth quarter of fiscal 2005, an increase of 30.0% over fully diluted earnings per share of $0.40 in the same period of the previous year. Net income and earnings per share in the fourth quarter of fiscal 2005 were positively impacted by the adjustment of the annual effective tax rate, as well as adjustments of certain tax liabilities.

In the fourth quarter of fiscal 2005, Sybron generated $31.0 million in free cash flow, defined as cash flows from operating activities of $38.3 million minus capital expenditures of $7.3 million. This compares with free cash flow of $19.5 million in the fourth quarter of fiscal 2004 (cash flows from operating activities of $25.0 million minus capital expenditures of $5.5 million).

“A strong new product pipeline, outstanding efforts by our sales force and the continuing adoption of our Damon self-ligating system helped drive the highest level of internal net sales growth in two years,” said Floyd W. Pickrell, Jr., Chief Executive Officer of Sybron Dental Specialties. “We are also extremely pleased with our improvement in working capital management, as both our inventory days and days sales outstanding reached record low levels in the fourth quarter. Our continued sales momentum and improved working capital management are helping to drive strong returns on capital and creating additional value for our shareholders.”

“Sales were strong across the Company and we executed well in all areas except for expense control, which will receive additional focus in fiscal 2006,” said Mr. Pickrell.

SEGMENT SALES HIGHLIGHTS

In the fourth quarter, internal net sales of the Company’s Professional Dental segment increased 12.9% over the same period in the prior year. Internal net sales of Professional Dental consumable products increased 12.4%. Net sales in the quarter were positively impacted by continued strong sales of MaxCem self-adhesive cement, double-digit sales growth in the infection prevention line of products, as well as the launch of the new Demetron LED II curing light.

During the fourth quarter, internal net sales of the Company’s Specialty Products segment grew 10.6% over the same period in the prior year. Total net sales were positively impacted by the launch of the metal version of the Damon 3 self-ligating bracket, increasing sales of the Damon brackets in international markets and continued double-digit sales growth in the endodontics line of products.

FOURTH QUARTER FINANCIAL HIGHLIGHTS

Gross margins in the fourth quarter of 2005 were 55.3%, compared with 54.8% in the same period of the prior year. The improvement in gross margin was primarily attributable to the Company’s increased sales of higher gross margin products such as dental implants. This improvement was partially offset by costs related to the closure of the Company’s Demetron manufacturing facility.

Selling, general and administrative expenses (SG&A) were $63.2 million, or 37.1% of net sales, in the fourth quarter of 2005, compared with $51.0 million, or 35.0% of net sales, in the same period of the prior year. A non-cash charge of $2.0 million was recorded as a result of impairment to several intangible assets. The largest asset, which related to intellectual property associated with disinfecting solutions, became impaired throughout fiscal 2001 and fiscal 2002, at which time the charges should have been taken. The Company’s management concluded that the effect of the delay in recording the charges was not material to any of the prior periods in which impairment occurred and the correcting entries are not material to the fourth quarter of fiscal 2005. Higher incentive compensation and Sarbanes-Oxley compliance costs also contributed to the increase in SG&A.

Research and development expenditures were $3.5 million in the fourth quarter of fiscal 2005, an increase of 20.7% over $2.9 million of expenditures in the same period of the prior year.

Operating income for the fourth quarter of fiscal 2005 was $31.0 million, compared to $28.9 million in the fourth quarter of fiscal 2004. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter was $35.9 million, compared with EBITDA of $33.0 million in the fourth quarter of fiscal 2004. Operating income was 18.2% and EBITDA was 21.1% of net sales for the quarter, compared with 19.8% and 22.7%, respectively, in the same period of 2004. Fourth quarter 2005 EBITDA is calculated by adding net income of $21.5 million, income taxes of $4.7 million, net interest expense of $4.8 million, and depreciation and amortization of approximately $4.9 million. Fourth quarter 2004 EBITDA is calculated by adding net income of

$16.1 million, income taxes of $7.9 million, net interest expense of $5.1 million and depreciation and amortization of approximately $3.9 million.

Sybron’s effective tax rate in the fourth quarter of fiscal 2005 was 17.9%, compared with 33.0% in the fourth quarter of fiscal 2004. The lower tax rate is attributable to both the revision of the annual rate as well as discrete adjustments. The annual rate, excluding discrete adjustments, was determined to be 30.8% and, as a result, a credit of $1.0 million was recorded to adjust the 32% rate that had been used during the first nine months of the year. The lower rate is attributable primarily to the decision not to repatriate funds from a non-US location. Discrete adjustments related to the reversal and establishment of various tax liabilities, were also recorded during the quarter and netted to a $2.4 million positive impact. The annual rate, excluding discrete adjustments is calculated by adding income taxes reported for fiscal 2005 of $28.4 million and discrete items of $4.0 million ($2.4 million of which were recorded in the fourth quarter of fiscal 2005) and then dividing this total by the Company’s fiscal 2005 reported income before taxes of $105.1 million. The effective income tax rate is expected to increase from 30.8% in fiscal 2005 to 33% in fiscal 2006, primarily as a result of lower expected foreign tax credit utilization in fiscal 2006 and an increase in the percentage of earnings coming from higher tax rate jurisdictions.

Net trade receivables were $112.5 million and days sales outstanding (DSOs) were 54.5 days at September 30, 2005, compared to 58.8 days at September 30, 2004.

Net inventory was $92.8 million at September 30, 2005 and inventory days were 118 days, compared to 133 days at September 30, 2004 and 121 days at June 30, 2005.

Please refer to the supplemental schedules, provided on the Financial Reports section of Sybron’s Investor Relations web site (www.sybrondental.com/investors/index.html), for a detailed calculation of the Company’s DSOs and inventory days.

Capital expenditures were $7.3 million in the fourth quarter of fiscal 2005, compared to $5.5 million in the same period of the previous year.

The average debt outstanding for the quarter was $222.5 million with an average interest rate of 7.8%. The Company paid down $21.7 million in debt during the quarter, leaving total debt outstanding at September 30, 2005 of $211.8 million.

Sybron’s cash and cash equivalents balance was $58.6 million at September 30, 2005, compared with $46.8 million at June 30, 2005.

Sybron’s capital structure was 34.5% debt and 65.5% equity at September 30, 2005. This compares with 42.5% debt and 57.5% equity at September 30, 2004.

FULL YEAR 2005 FINANCIAL HIGHLIGHTS

The following is a summary of the key financial highlights in fiscal 2005:

•	Net sales totaled $649.7 million, compared to $574.0 million in fiscal 2004, an increase of 13.2%.

•	Net income was $76.7 million, compared to $62.1 million in fiscal 2004, an increase of 23.5%.

•	Earnings per diluted share was $1.85, compared to $1.54 in fiscal 2004, an increase of 20.1%.

•	Inventory days were reduced from 133 to 118.

•	Free cash flow was $80.9 million, defined as cash flows from operating activities of $100.3 million minus capital expenditures of $19.4 million.

•	$8.8 million of debt was retired, two cash acquisitions totaling $69.9 million were completed and cash increased to $58.6 million from $40.6 million at September 30, 2004.

OUTLOOK

For the first quarter of fiscal 2006, Sybron expects revenue to range from $160.0 million to $165.0 million, and diluted earnings per share to range from $0.35 to $0.40, which reflects the adoption of SFAS 123R, “Share-Based Payment.” On a pro forma basis, excluding tax-effected stock compensation expense, diluted earnings per share would range from $0.39 to $0.44. For additional information, please see the attached reconciliation of pro forma and GAAP results.

For the full fiscal year 2006, Sybron expects revenue to range from $685.0 million to $705.0 million (with internal net sales growth between 6% and 9%). The Company’s revenue estimates for fiscal 2006 exclude the impact of potential acquisitions. Sybron also expects diluted earnings per share for fiscal 2006 to range from $1.77 to $1.92 (which also reflects the adoption of SFAS 123R). Based on current assumptions the Company expects to record $11.3 million in stock compensation expense ($7.6 million after tax) during fiscal 2006. The impact of the adoption of SFAS 123R is based on the Company’s current estimates and may differ materially from actual results due to changes in the number of options granted or the number of options forfeited. On a pro forma basis, excluding tax-effected stock compensation expense, diluted earnings per share would range from $1.95 to $2.10. For additional information, please see the attached reconciliation of pro forma and GAAP results.

In support of its outlook for fiscal 2006, the Company cited the following catalysts for the anticipated growth in revenue and earnings:

•	Healthy end-user demand in its key markets;

•	Continued roll-out of the Damon product line including the metal and aesthetic versions of the self-ligating bracket, as well as the self-ligating buccal tubes;

•	Continued emphasis on manufacturing cost reductions; and

•	Cost control measures for specific selling, general and administrative expenses

Commenting on the outlook for Sybron, Mr. Pickrell said, “We intend to continue our strategy of focusing our efforts on the fastest growing areas of dentistry. Our productive R&D efforts and acquisitions have provided a broad portfolio of products to capitalize on high growth areas such as self-ligating appliances, dental implants, endodontics and all of the major dental resin categories. Our balance sheet is also the strongest it has been since our spin-off, which provides us the financial flexibility to continue pursuing attractive acquisition opportunities. Entering fiscal 2006, Sybron has never been in a stronger position, and we expect to continue delivering significant growth in revenue, earnings and cash flow over the long-term.”

NON-GAAP FINANCIAL MEASURES

The Company has included information concerning EBITDA and free cash flow because management believes that certain investors use this information as measures of a company’s performance and ability to service its debt. EBITDA and free cash flow should not be considered as alternatives to, or more meaningful than, net income as an indicator of Sybron’s operating performance or cash flows as a measure of liquidity. EBITDA and free cash flow have not been prepared in accordance with generally accepted accounting principles (GAAP).

EBITDA and free cash flow, as presented by Sybron, may not be comparable to similarly titled measures reported by other companies.

The Company has included information concerning its annual tax rate, excluding discrete adjustments in fiscal 2005, because management believes that certain investors will use this information to understand the impact of discrete adjustments the Company made in the fourth quarter of fiscal 2005. Sybron’s annual tax rate, excluding discrete adjustments has not been prepared in accordance with GAAP and should not be considered as an alternative to, or more meaningful than effective tax rate as an indicator of Sybron’s tax expense as a percent of income before taxes. Annual tax rate, excluding discrete adjustments, as presented by Sybron, may not be comparable to similarly titled measures reported by other companies.

The Company has included pro forma results for the fourth quarter of fiscal 2005, the full year of fiscal 2005, the first quarter of fiscal 2006 and the full year of fiscal 2006, as well as reconciliations of these pro forma results to reported earnings and earnings per share under GAAP because management believes that certain investors will use this information to understand the impact of the company’s adoption of SFAS 123R, “Share-Based Payment”. Pro-forma net income and pro forma fully diluted earnings per share have not been prepared in accordance with GAAP. Pro forma net income and pro forma fully diluted earnings per share should not be considered as alternatives to, or more meaningful than, net income or fully diluted earnings per share as indicators of Sybron’s operating performance. Pro forma net income and pro forma fully diluted earnings per share, as presented by Sybron, may not be comparable to similarly titled measures reported by other companies.

CONFERENCE CALL AND WEBCAST

The Company will host a conference call on Tuesday, December 13, 2005 at 9:00 a.m. Pacific Time to review the information in this press release and respond to questions. The dial-in number for the call is (800) 762-4717 for domestic callers and (480) 629-9025 for international callers, passcode 802254.

A recorded replay of the conference call will be offered beginning at 12:30 p.m. Pacific Time on Tuesday, December 13th via both the Company’s website and a telephone dial-in number. The telephone dial-in number for the recorded replay is (800) 475-6701, passcode 802254 for domestic callers and (320) 365-3844, passcode 802254 for international callers. The telephone replay will be available through 11:59 p.m. Pacific Time on December 16th, 2005.

The live webcast and archived replay may be accessed in the Investor Relations section of Sybron Dental’s website at http://www.sybrondental.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including those dealing with the Company’s expectations as to its future revenue; earnings per share; organic growth, stock compensation expense; the demand for its products; the development, introduction and sales of new products; the increase in demand in orthodontics for self-ligating brackets; the Company’s ability to capitalize on the demand for self-ligating brackets with its Damon brand of products and; the Company’s ability to reduce its manufacturing, selling, general and administrative expenses are based on the Company’s current expectations. Our actual results may differ materially from those currently expected or desired because of a number of risks and uncertainties, including the level of demand for the Company’s products; regulatory compliance; currency exchange rate fluctuations; distributor inventory adjustments; the intensity of competition; changes in the number of stock options granted or the number of options forfeited; and other factors affecting the Company’s business prospects discussed in filings made by the Company, from time to time, with the SEC including the factors discussed in the “Cautionary Factors” section in Item 7 of the Company’s most recent Annual Report on Form 10-K and its periodic reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

BUSINESS DESCRIPTION

Sybron Dental Specialties and its subsidiaries are leading manufacturers of both a broad range of value-added products for the dental profession, including the specialty markets of orthodontics, endodontics and implantology, and a variety of infection prevention products for use by the medical profession.

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2005	2004	2005	2004
Net sales	$170,396	$145,680	$649,666	$573,976
Cost of sales
Cost of products sold	75,667	65,921	284,035	256,191
Restructuring charges	512	(143)	588	1,471

Total cost of sales	76,179	65,778	284,623	257,662
Gross profit	94,217	79,902	365,043	316,314
Selling, general and administrative expenses	62,264	50,747	237,216	202,204
Restructuring charges	128	—	616	(488)
Amortization of intangible assets	789	294	2,579	1,232

Total selling, general and administrative expenses	63,181	51,041	240,411	202,948

Operating income	31,036	28,861	124,632	113,366
Other income (expense)
Interest expense	(4,436)	(4,709)	(18,473)	(19,487)
Amortization of deferred financing fees	(408)	(415)	(1,653)	(1,625)
Other, net	41	331	585	451

Income before income taxes	26,233	24,068	105,091	92,705
Income taxes	4,704	7,943	28,406	30,593

Net income	$21,529	$16,125	$76,685	$62,112

Earnings per share:
Basic earnings per share	$0.53	$0.41	$1.92	$1.61

Diluted earnings per share	$0.52	$0.40	$1.85	$1.54

Weighted average basic shares outstanding	40,374	39,045	40,005	38,637
Weighted average diluted shares outstanding	41,730	40,584	41,451	40,253

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	September 30, 2005	September 30, 2004
ASSETS
Current assets
Cash and cash equivalents	$58,572	$40,602
Accounts receivable (less allowance for doubtful receivables of $3,007 and $2,094 at September 30, 2005 and September 30, 2004, respectively)	112,500	104,148
Inventories	92,840	93,689
Deferred income taxes	7,788	3,293
Prepaid expenses and other current assets	12,261	12,975

Total current assets	283,961	254,707
Property, plant and equipment, net of accumulated depreciation of $117,252 and $101,934 at September 30, 2005 and September 30, 2004, respectively	87,762	83,121
Goodwill	295,306	268,768
Intangible assets, net	50,882	16,178
Other assets	32,507	23,784

Total assets	$750,418	$646,558

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$20,135	$19,512
Current portion of long-term debt	733	882
Income taxes payable	11,822	17,089
Accrued payroll and employee benefits	31,537	29,712
Restructuring reserve	—	711
Accrued rebates	9,336	9,475
Accrued interest	3,519	3,620
Other current liabilities	15,412	12,291

Total current liabilities	92,494	93,292
Long-term debt	61,099	69,589
Senior subordinated notes	150,000	150,000
Deferred income taxes	16,405	12,266
Other liabilities	28,267	22,639

Total liabilities	348,265	347,786
Commitments and contingent liabilities
Stockholders’ equity
Preferred stock, $.01 par value; authorized 20,000 shares, no shares outstanding	—	—
Common stock, $.01 par value; authorized 250,000 shares, 40,395 and 39,307 shares issued and outstanding at September 30, 2005 and September 30, 2004, respectively	404	393
Additional paid-in capital	118,448	93,817
Retained earnings	264,841	188,156
Accumulated other comprehensive income	18,460	16,406

Total stockholders’ equity	402,153	298,772

Total liabilities and stockholders’ equity	$750,418	$646,558

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Twelve Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net income	$76,685	$62,112
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	15,060	13,361
Loss on impairment of long-lived assets	3,219	—
Amortization of intangible assets	2,579	1,232
Amortization of deferred financing fees	1,653	1,625
Loss (gain) on sales of property, plant and equipment	374	(253)
Provision for losses on doubtful receivables	775	916
Inventory provisions	4,401	4,406
Deferred income taxes	1,279	(950)
Tax benefit from issuance of stock under employee stock option plan	7,794	4,749
Changes in assets and liabilities, net of effects of businesses acquired:
Increase in accounts receivable	(5,446)	(356)
(Increase) decrease in inventories	6,992	(9,880)
(Increase) decrease in prepaid expenses and other current assets	1,250	(1,299)
Decrease in accounts payable	(692)	(115)
Increase (decrease) in income taxes payable	(6,758)	815
Increase in accrued payroll and employee benefits	1,302	1,474
Decrease in accrued rebates	(139)	(397)
Decrease in restructuring reserve	(711)	(775)
Decrease in accrued interest	(101)	(281)
Increase in other current liabilities	392	1,374
Net change in other assets and liabilities	(9,618)	(194)

Net cash provided by operating activities	100,290	77,564

Cash flows from investing activities:
Capital expenditures	(19,365)	(14,037)
Proceeds from sales of property, plant, and equipment	992	333
Net payments for businesses acquired	(69,882)	(6,702)
Payments for intangibles	(1,223)	(960)

Net cash used in investing activities	(89,478)	(21,366)

Cash flows from financing activities:
Proceeds from credit facility	172,500	135,000
Principal payments on credit facility	(180,901)	(185,715)
Proceeds from long-term debt	—	2,614
Principal payments on long-term debt	(416)	(9,366)
Proceeds from exercise of stock options	15,187	12,972
Proceeds received from employee stock purchase plan	1,661	1,172

Net cash provided by (used in) financing activities	8,031	(43,323)

Effect of exchange rate changes on cash and cash equivalents	(873)	4,859
Net increase in cash and cash equivalents	17,970	17,734
Cash and cash equivalents at beginning of year	40,602	22,868

Cash and cash equivalents at end of year	$58,572	$40,602

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

ADDITIONAL DISCLOSURES

For periods ended September 30, 2005

INTERNAL GROWTH:

	Professional Dental	Specialty Products	Total SDS
Quarter	12.9%	10.6%	11.8%
Year to date	6.3%	10.0%	8.0%

	Total SDS
	Foreign	Domestic
Quarter	12.1%	11.6%
Year to date	5.3%	10.3%

DOMESTIC AND INTERNATIONAL SALES BY SEGMENT (In Thousands):

	Professional Dental	Specialty Products	Total SDS
Quarter
Domestic	$54,958	$41,503	$96,461
International	36,307	37,628	73,935

Total quarter sales	$91,265	$79,131	$170,396

Year to date
Domestic	$196,690	$152,264	$348,954
International	144,928	155,784	300,712

Total year to date sales	$341,618	$308,048	$649,666

Reconciliation of Fourth Quarter 2005 and Fiscal Year 2005 Pro Forma and GAAP Results

(in millions, except per share amounts)

(Unaudited)

	Q4 2005	FY 2005
Net income, according to GAAP	21.5	76.7
Less: stock compensation expense	3.1	7.5
Plus: tax effect of including stock compensation expense	0.5	2.0

Pro forma net income	19.0	71.2

Fully diluted earnings per share according to GAAP	0.52	1.85
Tax-effected impact of pro-forma stock compensation	0.06	0.13

Pro forma fully diluted earnings per share	0.46	1.72

Shares used in computing fully diluted earnings per share	41.7	41.5

Reconciliation of Estimated First Quarter 2006 and Estimated Fiscal Year 2006 Pro Forma and GAAP Results

(in millions, except per share amounts)

(Unaudited)

	Q1 2006		FY 2006
	Low	High	Low	High
Revenue	160.0	165.0	685.0	705.0
Pro forma net income	16.2	18.1	81.9	88.2
Less: stock compensation expense	2.5	2.5	11.3	11.3
Plus: tax effect of including stock compensation expense	0.8	0.8	3.7	3.7

Net income, according to GAAP	14.5	16.4	74.3	80.6

Pro forma fully diluted earnings per share	0.39	0.44	1.95	2.10
Tax-effected impact of pro-forma stock compensation	0.04	0.04	0.18	0.18

Fully diluted earnings per share according to GAAP	0.35	0.40	1.77	1.92

Shares used in computing fully diluted earnings per share	41.3	41.3	42.0	42.0

Stock compensation expense indicated in the reconciliation table is based on the Company’s current expectations. The actual expense may differ materially from the Company’s estimate due to changes in the number of options granted or in the number of options forfeited. See the section of this Press Release entitled CAUTION REGARDING FORWARD-LOOKING STATEMENTS for a discussion of risks and uncertainties which may cause the Company’s actual stock compensation expense, as well as all other actual results, to differ materially from the estimates provided above.